Exhibit 99.1

Kroger Reports Second Quarter 2022 Results

and Raises Full-Year Guidance

Second Quarter Highlights

•	Identical Sales without fuel increased 5.8%

•	Operating Profit of $954 million; Adjusted FIFO Operating Profit of $1,110 million

•	EPS of $1.00; Adjusted EPS of $0.90

•	Company is executing its go-to-market strategy to deliver value for customers

o	Our Brands identical sales increased 10.2%

o	Digital sales grew 8%

o	Accelerated our Fresh Produce Initiative with 864 stores now certified, driving higher identical sales

CINCINNATI, September 9, 2022 -- The Kroger Co. (NYSE: KR) today reported its second quarter 2022 results and will update investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger delivered strong second quarter results propelled by our Leading with Fresh and Accelerating with Digital strategy. We are incredibly thankful for our dedicated associates who continue to deliver a full, fresh and friendly customer experience.

Our consistent performance underscores the resiliency and flexibility of our business model, which enables Kroger to thrive in many different operating environments. We are applying technology and innovation to improve freshness, grow Our Brands, and create a seamless shopping experience so our customers can get what they want, when and how they want it, with zero compromise on quality, selection and affordability.

We will continue to focus on providing affordable, fresh food to our customers, investing in wages and the associate experience, and creating zero hunger, zero waste communities because when we do those things well, we deliver attractive and sustainable shareholder returns.”

Second Quarter Financial Results

	2Q22 ($ in millions; except EPS)	2Q21 ($ in millions; except EPS)
ID Sales* (Table 4)	5.8%	(0.6%)
EPS	$1.00	$0.61
Adjusted EPS (Table 6)	$0.90	$0.80
Operating Profit	$954	$839
Adjusted FIFO Operating Profit (Table 7)	$1,110	$947
FIFO Gross Margin Rate*	Increased 2 basis points
OG&A Rate*	Increased 36 basis points

*without fuel and adjustment items, if applicable

Total company sales were $34.6 billion in the second quarter, compared to $31.7 billion for the same period last year. Excluding fuel, sales increased 5.2% compared to the same period last year.

Gross margin was 20.9% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, increased 2 basis points compared to the same period last year. This result reflected our ability to effectively manage product cost inflation through strong sourcing practices while helping customers manage their budgets and keeping prices competitive.

The LIFO charge for the quarter was $148 million, compared to a LIFO charge of $47 million for the same period last year driven by higher product cost inflation primarily in grocery.

The Operating, General & Administrative rate increased 36 basis points, excluding fuel and adjustment items, compared to the same period last year. The increase in OG&A rate was driven by investments in associates, higher incentive plan costs, and strategic investments in various margin expansion initiatives that will drive future growth, partially offset by sales leverage and continued execution of cost savings initiatives.

Capital Allocation Strategy

Kroger continues to generate strong free cash flow and remains committed to investing in its business to drive long-term sustainable net earnings growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchases and a growing dividend over time.

Kroger's net total debt to adjusted EBITDA ratio is 1.63, compared to 1.78 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Earlier this quarter, Kroger increased its dividend by 24%, marking the 16th consecutive year of dividend increases. Additionally, during the quarter, Kroger repurchased $309 million in shares and year-to-date, has repurchased $975 million in shares. On September 9th, the Board of Directors authorized a new $1 billion share repurchase program.

2022 Guidance

Comments from CFO Gary Millerchip

“Our second quarter results provide another proof point that Kroger has the right go-to-market strategy. Our consistent execution of this strategy is building momentum in our business which, combined with sustained food at home trends, gives us the confidence to raise our full-year guidance. We now expect identical sales without fuel to be in the range of 4.0% to 4.5% and adjusted net earnings per diluted share in the range of $3.95 to $4.05.

Our business model has proven to be resilient in a variety of operating and economic environments and we remain confident in our ability to deliver attractive and sustainable total shareholder returns of 8-11% over time.”

Full-Year 2022 Guidance - Updated

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)***
Adjusted*	4.0% - 4.5%	$3.95 - $4.05	$4.6 - $4.7	22%	$3.4 - $3.6	$2.3 - $2.5

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2022 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2022 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** 2022 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

Second Quarter 2022 Highlights

Leading with Fresh

•	Expanded Our Brands portfolio with the launch of the Smart Way product line, part of Kroger’s new opening price point strategy

•	Recognized by Store Brands Magazine for the quality of Our Brands products with 12 Editors’ Picks awards for best new products in 2022

•	Introduced 170 new Our Brands items, including the expansion of our industry-leading Simple Truth plant-based line and seasonal fresh favorites

•	Celebrated five awards earned by Murray’s Cheese varieties at the American Cheese Society Competition

Accelerating with Digital

•	Improved delivery sales by 34% over last year driven by Kroger Boost and Customer Fulfillment Centers

•	Announced a new Kroger Delivery Customer Fulfillment Center in the Denver Metro area, one of the fastest-growing areas in the country

•	Opened a new Kroger Delivery Customer Fulfillment Center in Romulus, Michigan, supporting customers in several geographies, including Michigan, Northern Ohio, and Indiana

•	Expanded the Kroger Delivery network by opening seven new spoke facilities, which serve as last-mile cross-dock locations, including Louisville, Nashville, and Chicago in existing geographies, as well as Austin, Birmingham, Oklahoma City, and San Antonio in new geographies

Associate Experience

•	Named as one of the Best Places to Work for Disability Inclusion by Disability:IN for the third consecutive year with a score of 100 on the 2022 Disability Equity Index

•	Introduced financial coaching services, a unique benefit available to hourly associates to empower them to achieve financial goals through free financial planning

•	Received two Brandon Hall Group – Excellence in Human Capital Management Awards, including recognition for Best Use of Gaming or Simulations for Learning and Best Learning Program that Supports and Promotes Diversity, Equity, and Inclusion

•	Launched a Women’s Leadership program bringing together female business leaders, entrepreneurs, and key community members as part of the LPGA Queen City Championship

•	10,775 associates have participated in Feed Your Future, Kroger’s continuing education benefit available to all associates since the program began in 2018. More than 90% of participants are hourly associates

Live Our Purpose

•	Published 2022 ESG Report reaffirming company’s comprehensive ESG strategy and framework to benefit people and the planet, and create a more resilient, equitable food system for tomorrow

•	Donated $10 million to The Kroger Co. Zero Hunger | Zero Waste Foundation to further our commitment to empower communities to live healthy lives

•	Recognized by the Congressional Hunger Center for The Kroger Co. Foundation’s longstanding commitment to ending hunger

•	Announced expanded customer access to electric vehicle charging stations to more than 350 locations

•	Assisted in the flood relief efforts in Eastern Kentucky and water shortage in Jackson, Mississippi with company and customer donations of funds and supplies, as well as delivery of more than 55,000 gallons of fresh water to the communities

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2022 ended on August 13, 2022.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as "achieve," “believe,” "committed," "continue," "expect," "future," "guidance," "target," "trends," and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 pandemic related factors, risks and challenges, including among others, the length of time that the pandemic continues, future variants, mutations or related strains of the virus and the effectiveness of vaccines against variants, continued efficacy of vaccines over time and availability of vaccine boosters, the extent of vaccine refusal, and global access to vaccines, as well as the effect of  vaccine and/or testing mandates and related regulations, the potential for additional future spikes in infection and illness rates including breakthrough infections among the fully vaccinated, and the corresponding potential for disruptions in workforce availability and customer shopping patterns, re-imposed restrictions as a result of resurgence and the corresponding future easing of restrictions, and interruptions in domestic and global supply chains or capacity constraints; whether and when the global pandemic will become endemic, the pace of recovery when the pandemic subsides or becomes endemic, which may vary materially over time and among the different regions we serve; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including the war in Ukraine; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 9, 2022 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Friday, September 9, 2022.

2nd Quarter 2022 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2022		2021		2022		2021
SALES	$34,638	100.0%	$31,682	100.0%	$79,238	100.0%	$72,980	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	27,392	79.1	24,914	78.6	62,343	78.7	56,861	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,417	15.6	5,091	16.1	12,414	15.7	12,515	17.2
RENT	191	0.6	191	0.6	448	0.6	452	0.6
DEPRECIATION AND AMORTIZATION	684	2.0	647	2.0	1,574	2.0	1,508	2.1

OPERATING PROFIT	954	2.8	839	2.7	2,459	3.1	1,644	2.3

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(127)	(0.4)	(137)	(0.4)	(303)	(0.4)	(302)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	11	-	15	-	26	-	33	-
GAIN (LOSS) ON INVESTMENTS	103	0.3	(122)	(0.4)	(429)	(0.5)	(601)	(0.8)

NET EARNINGS BEFORE INCOME TAX EXPENSE	941	2.7	595	1.9	1,753	2.2	774	1.1

INCOME TAX EXPENSE	209	0.6	126	0.4	356	0.5	162	0.2

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	732	2.1	469	1.5	1,397	1.8	612	0.8

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	2	-	3	-	5	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$731	2.1%	$467	1.5%	$1,394	1.8%	$607	0.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.01		$0.62		$1.92		$0.80

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	716		746		720		750

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.00		$0.61		$1.89		$0.79

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	725		755		730		758

DIVIDENDS DECLARED PER COMMON SHARE	$0.26		$0.21		$0.47		$0.39

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs (“COGS”) and operating, general and administrative expenses (“OG&A”) exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $148 and $47 were recorded in the second quarters of 2022 and 2021, respectively. For the year to date period, LIFO charges of $240 and $84 were recorded for 2022 and 2021, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 13,	August 14,
	2022	2021
ASSETS
Current Assets
Cash	$251	$339
Temporary cash investments	851	1,886
Store deposits in-transit	1,087	1,055
Receivables	1,869	1,961
Inventories	7,315	6,541
Prepaid and other current assets	536	550

Total current assets	11,909	12,332

Property, plant and equipment, net	24,118	22,986
Operating lease assets	6,771	6,704
Intangibles, net	917	966
Goodwill	3,076	3,076
Other assets	1,950	2,397

Total Assets	$48,741	$48,461

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$789	$1,547
Current portion of operating lease liabilities	656	644
Trade accounts payable	7,446	6,772
Accrued salaries and wages	1,356	1,274
Other current liabilities	6,319	5,366

Total current liabilities	16,566	15,603

Long-term debt including obligations under finance leases	12,488	12,608
Noncurrent operating lease liabilities	6,449	6,408
Deferred income taxes	1,522	1,522
Pension and postretirement benefit obligations	439	494
Other long-term liabilities	1,638	2,568

Total Liabilities	39,102	39,203

Shareowners’ equity	9,639	9,258

Total Liabilities and Shareowners’ Equity	$48,741	$48,461

Total common shares outstanding at end of period	716	744
Total diluted shares year-to-date	730	758

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,397	$612
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,574	1,508
Operating lease asset amortization	329	332
LIFO charge	240	84
Stock-based employee compensation	103	108
Company-sponsored pension plans	(20)	(24)
Deferred income taxes	(40)	(24)
Gain on the sale of assets	(13)	(28)
Loss on investments	429	601
Other	66	122
Changes in operating assets and liabilities:
Store deposits in-transit	(5)	41
Receivables	(10)	(57)
Inventories	(774)	377
Prepaid and other current assets	115	356
Trade accounts payable	330	101
Accrued expenses	(407)	(400)
Income taxes receivable and payable	(41)	(125)
Operating lease liabilities	(373)	(374)
Other	(473)	(87)

Net cash provided by operating activities	2,427	3,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,430)	(1,319)
Proceeds from sale of assets	37	107
Other	5	(72)

Net cash used by investing activities	(1,388)	(1,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	1
Payments on long-term debt including obligations under finance leases	(486)	(369)
Dividends paid	(307)	(274)
Proceeds from issuance of capital stock	119	85
Treasury stock purchases	(975)	(751)
Proceeds from financing arrangement	-	166
Other	(109)	(159)

Net cash used by financing activities	(1,758)	(1,301)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(719)	538

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,821	1,687
END OF PERIOD	$1,102	$2,225

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,430)	$(1,319)
Payments for lease buyouts	10	-
Changes in construction-in-progress payables	(74)	89
Total capital investments, excluding lease buyouts	$(1,494)	$(1,230)

Disclosure of cash flow information:
Cash paid during the year for interest	$379	$365
Cash paid during the year for income taxes	$432	$301

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
EXCLUDING FUEL	$29,192	$27,604	$67,340	$64,248
EXCLUDING FUEL	5.8%	(0.6)%	4.8%	(2.6)%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 13,	August 14,
	2022	2021	Change
Current portion of long-term debt including obligations under finance leases	$789	$1,547	$(758)
Long-term debt including obligations under finance leases	12,488	12,608	(120)

Total debt	13,277	14,155	(878)

Less: Temporary cash investments	851	1,886	(1,035)

Net total debt	$12,426	$12,269	$157

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter basis.

	Rolling Four Quarters Ended
	August 13,	August 14,
	2022	2021
Net earnings attributable to The Kroger Co.	$2,442	$1,161
LIFO charge	353	23
Depreciation and amortization	2,890	2,813
Interest expense	572	537
Income tax expense	579	329
Adjustment for pension plan withdrawal liabilities	-	1,437
Adjustment for company-sponsored pension plan settlement charges	87	-
Adjustment for loss on investments	649	286
Adjustment for Home Chef contingent consideration	32	156
Adjustment for transformation costs (a)	35	145
Other	(5)	(6)

Adjusted EBITDA	$7,634	$6,881

Net total debt to adjusted EBITDA ratio	1.63	1.78

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
Net earnings attributable to The Kroger Co.	$731	$467	$1,394	$607

Adjustment for pension plan withdrawal liabilities (a)(b)	-	-	-	344
Adjustment for (gain) loss on investments (a)(c)	(78)	93	327	460
Adjustment for Home Chef contingent consideration (a)(d)	8	7	14	40
Adjustment for transformation costs (a)(e)	-	43	-	77

2022 and 2021 Adjustment Items	(70)	143	341	921

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$661	$610	$1,735	$1,528

Net earnings attributable to The Kroger Co. per diluted common share	$1.00	$0.61	$1.89	$0.79

Adjustment for pension plan withdrawal liabilities (f)	-	-	-	0.45
Adjustment for (gain) loss on investments (f)	(0.11)	0.12	0.45	0.60
Adjustment for Home Chef contingent consideration (f)	0.01	0.01	0.02	0.05
Adjustment for transformation costs (f)	-	0.06	-	0.10

2022 and 2021 Adjustment Items	(0.10)	0.19	0.47	1.20

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.90	$0.80	$2.36	$1.99

Average number of common shares used in diluted calculation	725	755	730	758

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $449.

(c)	The pre-tax adjustments for (gain) loss on investments were ($103) and $122 in the second quarters of 2022 and 2021, respectively. The year-to-date pre-tax adjustments for (gain) loss on investments were $429 and $601 in the first two quarters of 2022 and 2021, respectively.

(d)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $10 and $9 in the second quarters of 2022 and 2021, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $18 and $52 in the first two quarters of 2022 and 2021, respectively.

(e)	The pre-tax adjustment to OG&A expenses for transformation costs were $57 in the second quarter of 2021. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs was $101 in the first two quarters of 2021. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2022 Second Quarter Adjustment Items include adjustments for the (gain) loss on investments and Home Chef contingent consideration adjustment.

2022 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2022 for (gain) loss on investments and Home Chef contingent consideration adjustment.

2021 Second Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2021 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2021 for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
Operating profit	$954	$839	$2,459	$1,644
LIFO charge	148	47	240	84

FIFO Operating profit	1,102	886	2,699	1,728

Adjustment for pension plan withdrawal liabilities	-	-	-	449
Adjustment for Home Chef contingent consideration	10	9	18	52
Adjustment for transformation costs (a)	-	57	-	101
Other	(2)	(5)	(6)	(8)

2022 and 2021 Adjustment items	8	61	12	594

Adjusted FIFO operating profit excluding the adjustment items above	$1,110	$947	$2,711	$2,322

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.